Exhibit 99

Meridian Bancorp, Inc. Reports Net Income for the Fourth Quarter

and Year Ended December 31, 2014

Contact: Richard J. Gavegnano, Chairman, President and Chief Executive Officer

(978) 977-2211

Boston, Massachusetts (January 26, 2015): Meridian Bancorp, Inc. (the “Company” or “Meridian”) (NASDAQ: EBSB), the holding company for East Boston Savings Bank (the “Bank”) announced net income of $6.0 million, or $0.11 per diluted share, for the quarter ended December 31, 2014 compared to $4.0 million, or $0.07 per diluted share, for the quarter ended December 31, 2013. For the year ended December 31, 2014, net income was $22.3 million, or $0.42 per diluted share compared to $15.4 million, or $0.29 per diluted share, for the year ended December 31, 2013. The Company’s return on average assets was 0.75% for the quarter ended December 31, 2014 compared to 0.60% for the quarter ended December 31, 2013. For the year ended December 31, 2014, the Company’s return on average assets was 0.75% compared to 0.62% for the year ended December 31, 2013. The Company’s return on average equity was 4.19% for the quarter ended December 31, 2014 compared to 6.49% for the quarter ended December 31, 2013. For the year ended December 31, 2014, the Company’s return on average equity was 5.69% compared to 6.39% for the year ended December 31, 2013. Total assets increased $596.4 million, or 22.2%, to $3.279 billion at December 31, 2014 from $2.682 billion at December 31, 2013 and total stockholders’ equity increased $328.5 million, or 131.8%, to $577.7 million at December 31, 2014, from $249.2 million at December 31, 2013, each reflecting net cash proceeds of $302.3 million raised in the Company’s second step common stock offering completed on July 28, 2014. As a result of the completion of the second-step common stock offering, all historical share and per share information has been restated to reflect the 2.4484-to-one exchange ratio.

Richard J. Gavegnano, Chairman, President and Chief Executive Officer, said, “I am pleased to report net income of $6.0 million, or $0.11 per diluted share, for the fourth quarter of 2014, a 50% rise from the fourth quarter of 2013, and a record $22.3 million, or $0.42 per diluted share, for all of 2014, a 45% rise from 2013. We achieved several important milestones during the year, starting with the third quarter completion of our second-step common stock offering that raised $325 million of gross proceeds and increased our total assets to over $3 billion. At year end, total loans increased to nearly $2.7 billion, reflecting net growth of $387 million, while total deposits reached $2.5 billion reflecting net growth of $255 million. As a result, net interest income rose 17% and our efficiency ratio improved to below 69% for 2014. With our much stronger capital base, we are continuing to emphasize commercial lending and core deposit growth as we strive to enhance our franchise footprint that includes ongoing consideration of new locations for branches and lending expansion opportunities in attractive greater Boston markets.”

Net interest income increased $3.6 million, or 17.9%, to $23.6 million for the quarter ended December 31, 2014 from $20.0 million for the quarter ended December 31, 2013. The interest rate spread and net interest margin on a tax-equivalent basis were 2.91% and 3.13%, respectively, for the quarter ended December 31, 2014 compared to 3.05% and 3.20%, respectively, for the quarter ended December 31, 2013. For the year ended December 31, 2014, net interest income increased $13.1 million, or 17.4%, to $88.2 million from $75.1 million for the year ended December 31, 2013. The net interest rate spread and net interest margin on a tax-equivalent basis were 3.00% and 3.19%, respectively, for the year ended December 31, 2014 compared to 3.08% and 3.23%, respectively, for the year ended December 31, 2013. The increases in net interest income were due primarily to loan growth along with declines in the cost of funds, partially offset by declines in yields on interest-earning assets and deposit growth for the fourth quarter and year ended December 31, 2014 compared to the same periods in 2013.

The Company’s yield on interest-earning assets on a tax-equivalent basis declined 17 basis points to 3.91% for the year ended December 31, 2014 compared to 4.08% for the year ended December 31, 2013, while the cost of funds declined 10 basis points to 0.80% for the year ended December 31, 2014 compared to 0.90% for the year ended December 31, 2013. An increase in interest income on loans was the result of growth in the Company’s average loan balances of $416.9 million, or 20.7%, to $2.428 billion, partially offset by the decline of yield on loans on a tax-equivalent basis of 12 basis points to 4.39% for the year ended December 31, 2014 compared to the year ended December 31, 2013. An increase in interest expense on deposits was the result of growth in total deposits of $315.8 million, or 15.3%, to $2.377 billion, partially offset by the decline in the cost of total deposits of seven basis points to 0.76% for the year ended December 31, 2014 compared to 0.83% for the year ended December 31, 2013.

Mr. Gavegnano noted, “Our net interest income has risen each quarter for three and a half years, while loans and core deposits more than doubled during that time. Our loan yields have stabilized and our net interest margin rose slightly during the fourth quarter of 2014, following a slight decline in the margin during the third quarter as a result of the net cash proceeds from our stock offering. As we continue to deploy those proceeds through continued growth, we expect to see further increases in our net interest margin.”

The Company’s provision for loan losses was $1.8 million for both quarters ended December 31, 2014 and 2013. For the year ended December 31, 2014, the provision for loan losses was $3.3 million compared to $6.5 million for the year ended December 31, 2013. The change was based on management’s assessment of loan portfolio growth and composition changes, a decline in historical charge-off trends, an ongoing evaluation of credit quality and improving economic conditions. The allowance for loan losses was $28.5 million or 1.06% of total loans outstanding at December 31, 2014, compared to $25.3 million or 1.11% of total loans outstanding at December 31, 2013. Net charge-offs totaled $100,000 for the quarter ended December 31, 2014, or 0.02% of average loans outstanding, and $179,000 for the year ended December 31, 2014, or 0.01% of average loans outstanding.

Non-accrual loans decreased $10.0 million, or 24.1%, to $31.5 million, or 1.18% of total loans outstanding, at December 31, 2014, from $41.5 million, or 1.81% of total loans outstanding, at December 31, 2013, primarily due to decreases of $3.7 million in non-accrual commercial real estate loans, $3.0 million in non-accrual one- to four-family loans and $2.9 million in non-accrual construction loans. Non-performing assets decreased $10.4 million, or 24.2%, to $32.6 million, or 0.99% of total assets, at December 31, 2014, from $42.9 million, or 1.60% of total assets, at December 31, 2013. Non-performing assets at December 31, 2014 were comprised of $14.6 million of one- to four-family mortgage loans, $8.4 million of construction loans, $5.3 million of commercial real estate loans, $2.3 million of home equity loans, $855,000 of commercial business loans and foreclosed real estate of $1.0 million.

Mr. Gavegnano commented, “Our asset quality trends continued to improve in 2014, with the ratios of non-performing assets to total assets declining to 0.99% at year end from our high of 2.91% at the end of 2011 and net charge-offs to average loans declining to 0.01%, our lowest level on record. We remain committed to maintaining solid credit quality as we continue to focus on commercial lending growth.”

Non-interest income decreased $753,000, or 14.8%, to $4.3 million for the quarter ended December 31, 2014 from $5.1 million for the quarter ended December 31, 2013, primarily due to decreases of $393,000 in gain on sales of securities, net and $355,000 in other income. For the year ended December 31, 2014, non-interest income decreased $3.4 million, or 17.3%, to $16.1 million from $19.4 million for the year ended December 31, 2013, primarily due to decreases of $3.4 million in gain on sales of securities, net and $347,000 in other income, partially offset by an increase of $363,000 in customer service fees. The decreases in other income were primarily due to loan swap income recognized in the fourth quarter of 2013.

Non-interest expenses decreased $16,000, or 0.1%, to $17.0 million for the quarter ended December 31, 2014 as compared to the quarter ended December 31, 2013, primarily due to decreases of $270,000 in marketing and advertising and $136,000 in professional services, partially offset by increases of $306,000 in salaries and employee benefits and $130,000 in data processing. For the year ended December 31, 2014, non-interest expenses increased $2.9 million, or 4.5%, to $67.4 million from $64.5 million for the year ended December 31, 2013, primarily due to increases of $1.8 million in salaries and employee benefits, $460,000 in occupancy and equipment, $242,000 in data processing, $161,000 in professional services and $278,000 in other general and administrative expenses. The increases in salaries and employee benefits and occupancy and equipment expenses were primarily associated with the opening of three new branches in 2013 and costs associated with the expansion of residential and commercial lending capacity. The Company’s efficiency ratio was 65.21% for the quarter ended December 31, 2014 compared to 74.45% for the quarter ended December 31, 2013. For the year ended December 31, 2014, the efficiency ratio was 68.84% compared to 76.04% for the year ended December 31, 2013.

Mr. Gavegnano added, “We are gratified by the significant improvement in our efficiency ratio during 2014 driven by strong loan growth and the resulting increases in net interest income along with prudent control of overhead expenses. Historically, gains on sales of securities have been one of our recurring sources of earnings, so I believe it is important to note that these gains are not included in the calculation of the efficiency ratio. If such gains were included, the efficiency ratio would have been 60.91% for the fourth quarter of 2014 compared to 67.82% for the fourth quarter of 2013, and 64.70% for the year 2014 compared to 68.28% for the year 2013.”

The Company recorded a provision for income taxes of $3.1 million for the quarter ended December 31, 2014, reflecting an effective tax rate of 33.7%, compared to $2.2 million, or 35.7%, for the quarter ended December 31, 2013. For the year ended December 31, 2014, the provision for income taxes was $11.1 million, reflecting an effective tax rate of 33.3%, compared to $8.1 million, or 34.3%, for the year ended December 31, 2013. The change in the effective tax rate was primarily due to changes in the components of pre-tax income.

Net loans increased $383.5 million, or 16.9%, to $2.649 billion at December 31, 2014 from $2.265 billion at December 31, 2013. The net increase in loans for the year ended December 31, 2014 was primarily due to increases of $174.9 million in commercial real estate loans, $83.7 million in commercial business loans, $60.1 million in multi-family loans and $57.2 million in construction loans. Cash and due from banks increased $119.5 million, or 138.5%, to $205.7 million at December 31, 2014 from $86.3 million at December 31, 2013. The increase in cash and due from banks was primarily due to $302.3 million of net cash proceeds raised in the Company’s second-step common stock offering. Additional net cash proceeds from the stock offering were invested in certificates of deposit and securities available for sale. Securities available for sale increased $2.4 million, or 1.2%, to $203.5 million at December 31, 2014 from $201.1 million at December 31, 2013.

Total deposits increased $255.3 million, or 11.4%, to $2.504 billion at December 31, 2014 from $2.249 billion at December 31, 2013. Core deposits, which exclude certificate of deposits, increased $223.1 million, or 14.2%, to $1.796 billion, or 71.7% of total deposits, at December 31, 2014. Total borrowings increased $10.0 million, or 6.2%, to $171.9 million at December 31, 2014 from $161.9 million at December 31, 2013.

Total stockholders’ equity increased $328.5 million, or 131.8%, to $577.7 million at December 31, 2014, from $249.2 million at December 31, 2013. The increase for the year ended December 31, 2014 was primarily the result of the Company’s second-step common stock offering and $22.3 million in net income, partially offset by a decrease of $1.2 million in accumulated other comprehensive income reflecting a decrease in the fair value of available for sale securities. Stockholders’ equity to assets was 17.62% at December 31, 2014, compared to 9.29% at December 31, 2013. Book value per share increased to $10.56 at December 31, 2014 from $4.58 at December 31, 2013. Tangible book value per share increased to $10.31 at December 31, 2014 from $4.33 at December 31, 2013. Market price per share increased $2.00, or 21.7%, to $11.22 at December 31, 2014 from $9.22 at December 31, 2013. At December 31, 2014, the Company and the Bank continued to exceed all regulatory capital requirements.

Meridian Bancorp, Inc. is the holding company for East Boston Savings Bank. East Boston Savings Bank, a Massachusetts-chartered stock savings bank founded in 1848, operates 27 full service locations in the greater Boston metropolitan area. We offer a variety of deposit and loan products to individuals and businesses located in our primary market, which consists of Essex, Middlesex and Suffolk Counties, Massachusetts. For additional information, visit www.ebsb.com.

Forward Looking Statements

Certain statements herein constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements may be identified by words such as “believes,” “will,” “expects,” “project,” “may,” “could,” “developments,” “strategic,” “launching,” “opportunities,” “anticipates,” “estimates,” “intends,” “plans,” “targets” and similar expressions. These statements are based upon the current beliefs and expectations of Meridian Bancorp, Inc.’s management and are subject to significant risks and uncertainties. Actual results may differ materially from those set forth in the forward-looking statements as a result of numerous factors. Factors that could cause such differences to exist include, but are not limited to, general economic conditions, changes in interest rates, regulatory considerations, and competition and the risk factors described in the Company’s Annual Report on Form 10-K and Quarterly Reports on Form 10-Q as filed with the Securities and Exchange Commission. Should one or more of these risks materialize or should underlying beliefs or assumptions prove incorrect, Meridian Bancorp, Inc.’s actual results could differ materially from those discussed. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this release.

MERIDIAN BANCORP, INC. AND SUBSIDIARIES

Consolidated Balance Sheets

(Unaudited)

	December 31,
	2014	2013
	(Dollars in thousands)
ASSETS
Cash and due from banks	$205,732	$86,271
Certificates of deposit	85,000	—
Securities available for sale, at fair value	203,521	201,137
Federal Home Loan Bank stock, at cost	12,725	11,907
Loans held for sale	971	2,363

Loans, net of fees and costs	2,677,376	2,290,735
Less allowance for loan losses	(28,469)	(25,335)

Loans, net	2,648,907	2,265,400

Bank-owned life insurance	38,611	37,446
Foreclosed real estate, net	1,046	1,390
Premises and equipment, net	38,512	39,426
Accrued interest receivable	7,748	7,127
Deferred tax asset, net	15,610	13,478
Goodwill	13,687	13,687
Other assets	6,456	2,469

Total assets	$3,278,526	$2,682,101

LIABILITIES AND STOCKHOLDERS’ EQUITY
Deposits:
Non interest-bearing	$285,990	$255,639
Interest-bearing	2,217,945	1,992,961

Total deposits	2,503,935	2,248,600

Long-term debt	171,899	161,903
Accrued expenses and other liabilities	24,982	22,393

Total liabilities	2,700,816	2,432,896

Stockholders’ equity:
Preferred stock, $0.01 par value, 50,000,000 shares authorized; none issued	—	—
Common stock, $0.01 par value, 100,000,000 shares authorized and 54,708,066 shares issued at December 31, 2014; no par value, 100,000,000 shares authorized and 56,313,200 shares issued at December 31, 2013 (1)	547	—
Additional paid-in capital	411,476	99,553
Retained earnings	184,715	162,388
Accumulated other comprehensive income	2,898	4,104
Treasury stock, at cost; 1,906,865 (1) shares at December 31, 2013	—	(9,919)
Unearned compensation - ESOP, 2,922,328 and 1,419,093 (1) shares at December 31, 2014 and 2013, respectively	(21,164)	(5,796)
Unearned compensation - restricted shares, 138,838 and 254,168 (1) at December 31, 2014 and 2013, respectively	(762)	(1,125)

Total stockholders’ equity	577,710	249,205

Total liabilities and stockholders’ equity	$3,278,526	$2,682,101

(1)	Share amounts related to periods prior to the date of completion of the Conversion (July 28, 2014) have been restated to give retroactive recognition to the exchange ratio applied in the Conversion (2.4484-to-one).

MERIDIAN BANCORP, INC. AND SUBSIDIARIES

Consolidated Statements of Net Income

(Unaudited)

	Three Months Ended December 31,		Years Ended December 31,
	2014	2013 (1)	2014	2013 (1)
	(Dollars in thousands, except per share amounts)
Interest and dividend income:
Interest and fees on loans	$27,650	$23,936	$103,814	$89,349
Interest on debt securities:
Taxable	505	812	2,468	3,919
Tax-exempt	44	50	178	209
Dividends on equity securities	378	322	1,425	1,383
Interest on certificates of deposit	47	—	47	—
Other interest and dividend income	261	93	747	344

Total interest and dividend income	28,885	25,213	108,679	95,204

Interest expense:
Interest on deposits	4,716	4,537	18,041	17,053
Interest on borrowings	564	649	2,472	3,082

Total interest expense	5,280	5,186	20,513	20,135

Net interest income	23,605	20,027	88,166	75,069
Provision for loan losses	1,829	1,840	3,313	6,470

Net interest income, after provision for loan losses	21,776	18,187	84,853	68,599

Non-interest income:
Customer service fees	1,953	1,910	7,492	7,129
Loan fees	124	159	591	508
Mortgage banking gains, net	126	127	532	583
Gain on sales of securities, net	1,847	2,240	6,258	9,636
Income from bank-owned life insurance	297	309	1,165	1,195
Other income	1	356	18	365

Total non-interest income	4,348	5,101	16,056	19,416

Non-interest expenses:
Salaries and employee benefits	10,340	10,034	41,407	39,618
Occupancy and equipment	2,229	2,275	9,258	8,798
Data processing	1,245	1,115	4,516	4,274
Marketing and advertising	637	907	2,901	2,949
Professional services	581	717	2,469	2,308
Foreclosed real estate	275	318	438	479
Deposit insurance	534	531	2,131	2,053
Other general and administrative	1,184	1,144	4,314	4,036

Total non-interest expenses	17,025	17,041	67,434	64,515

Income before income taxes	9,099	6,247	33,475	23,500
Provision for income taxes	3,062	2,232	11,148	8,071

Net income	$6,037	$4,015	$22,327	$15,429

Earnings per share:
Basic	$0.12	$0.08	$0.43	$0.29
Diluted	$0.11	$0.07	$0.42	$0.29
Weighted average shares:
Basic	51,734,726	52,954,407	52,470,513	52,976,873
Diluted	52,874,822	53,952,120	53,567,771	53,834,952

(1)	Share and per share amounts related to periods prior to the date of completion of the Conversion (July 28, 2014) have been restated to give retroactive recognition to the exchange ratio applied in the Conversion (2.4484-to-one).

MERIDIAN BANCORP, INC. AND SUBSIDIARIES

Net Interest Income Analysis

(Unaudited)

	Three Months Ended December 31,
	2014			2013
	Average Balance	Interest (1)	Yield/ Cost (1)(2)	Average Balance	Interest (1)	Yield/ Cost (1)(2)
	(Dollars in thousands)
Assets:
Interest-earning assets:
Loans (3)	$2,566,110	$28,413	4.39%	$2,199,584	$24,371	4.40%
Securities and certificates of deposits	179,412	1,135	2.51	206,051	1,326	2.55
Other interest-earning assets (4)	361,295	261	0.29	147,805	93	0.25

Total interest-earning assets	3,106,817	29,809	3.81	2,553,440	25,790	4.01

Noninterest-earning assets	123,467			113,662

Total assets	$3,230,284			$2,667,102

Liabilities and stockholders’ equity:
Interest-bearing liabilities:
NOW deposits	$285,031	462	0.64	$205,243	280	0.54
Money market deposits	922,400	2,082	0.90	838,135	1,916	0.91
Regular and other deposits	270,746	175	0.26	256,644	169	0.26
Certificates of deposit	687,511	1,997	1.15	680,682	2,172	1.27

Total interest-bearing deposits	2,165,688	4,716	0.86	1,980,704	4,537	0.91
Borrowings	172,169	564	1.30	166,734	649	1.54

Total interest-bearing liabilities	2,337,857	5,280	0.90	2,147,438	5,186	0.96

Noninterest-bearing demand deposits	292,580			252,299
Other noninterest-bearing liabilities	24,080			19,890

Total liabilities	2,654,517			2,419,627
Total stockholders’ equity	575,767			247,475

Total liabilities and stockholders’ equity	$3,230,284			$2,667,102

Net interest-earning assets	$768,960			$406,002

Fully tax-equivalent net interest income		24,529			20,604
Less: tax-equivalent adjustments		(924)			(577)

Net interest income		$23,605			$20,027

Interest rate spread (1)(5)			2.91%			3.05%
Net interest margin (1)(6)			3.13%			3.20%
Average interest-earning assets to average interest-bearing liabilities		132.89%			118.91%

Supplemental Information:
Total deposits, including noninterest-bearing demand deposits	$2,458,268	$4,716	0.76%	$2,233,003	$4,537	0.81%
Total deposits and borrowings, including noninterest-bearing demand deposits	$2,630,437	$5,280	0.80%	$2,399,737	$5,186	0.86%

(1)	Income on debt securities, equity securities and revenue bonds included in commercial real estate loans, resulting yields, and interest rate spread and net interest margin, are presented on a tax-equivalent basis. The tax-equivalent adjustments are deducted from tax-equivalent net interest income to agree to amounts reported in the consolidated statements of net income. For the three months ended December 31, 2014 and 2013, yields on loans before tax-equivalent adjustments were 4.27% and 4.32%, respectively, yields on securities and certificates of deposit before tax-equivalent adjustments were 2.15% and 2.28%, respectively, and yield on total interest-earning assets before tax-equivalent adjustments were 3.69% and 3.92%, respectively. Interest rate spread before tax-equivalent adjustments for the three months ended December 31, 2014 and 2013 was 2.79% and 2.96%, respectively, while net interest margin before tax-equivalent adjustments for the three months ended December 31, 2014 and 2013 was 3.01% and 3.11%, respectively.
(2)	Annualized.
(3)	Loans on non-accrual status are included in average balances.
(4)	Includes Federal Home Loan Bank stock and associated dividends.
(5)	Interest rate spread represents the difference between the tax-equivalent yield on interest-earning assets and the cost of interest-bearing liabilities.
(6)	Net interest margin represents net interest income (tax-equivalent basis) divided by average interest-earning assets.

MERIDIAN BANCORP, INC. AND SUBSIDIARIES

Net Interest Income Analysis

(Unaudited)

	Years Ended December 31,
	2014			2013
	Average Balance	Interest (1)	Yield/ Cost (1)	Average Balance	Interest (1)	Yield/ Cost (1)
	(Dollars in thousands)
Assets:
Interest-earning assets:
Loans (2)	$2,427,538	$106,519	4.39%	$2,010,624	$90,680	4.51%
Securities and certificates of deposits	188,543	4,732	2.51	227,695	6,122	2.69
Other interest-earning assets (3)	249,482	747	0.30	144,689	344	0.24

Total interest-earning assets	2,865,563	111,998	3.91	2,383,008	97,146	4.08

Noninterest-earning assets	113,464			117,506

Total assets	$2,979,027			$2,500,514

Liabilities and stockholders’ equity:
Interest-bearing liabilities:
NOW deposits	$249,919	1,489	0.60	$187,426	994	0.53
Money market deposits	879,211	7,812	0.89	718,159	6,530	0.91
Regular and other deposits	267,145	690	0.26	252,723	663	0.26
Certificates of deposit	678,443	8,050	1.19	676,345	8,866	1.31

Total interest-bearing deposits	2,074,718	18,041	0.87	1,834,653	17,053	0.93
Borrowings	189,247	2,472	1.31	179,708	3,082	1.72

Total interest-bearing liabilities	2,263,965	20,513	0.91	2,014,361	20,135	1.00

Noninterest-bearing demand deposits	302,417			226,691
Other noninterest-bearing liabilities	20,325			17,924

Total liabilities	2,586,707			2,258,976
Total stockholders’ equity	392,320			241,538

Total liabilities and stockholders’ equity	$2,979,027			$2,500,514

Net interest-earning assets	$601,598			$368,647

Fully tax-equivalent net interest income		91,485			77,011
Less: tax-equivalent adjustments		(3,319)			(1,942)

Net interest income		$88,166			$75,069

Interest rate spread (1)(4)			3.00%			3.08%
Net interest margin (1)(5)			3.19%			3.23%
Average interest-earning assets to average interest-bearing liabilities		126.57%			118.30%

Supplemental Information:
Total deposits, including noninterest-bearing demand deposits	$2,377,135	$18,041	0.76%	$2,061,344	$17,053	0.83%
Total deposits and borrowings, including noninterest-bearing demand deposits	$2,566,382	$20,513	0.80%	$2,241,052	$20,135	0.90%

(1)	Income on debt securities, equity securities and revenue bonds included in commercial real estate loans, resulting yields, and interest rate spread and net interest margin, are presented on a tax-equivalent basis. The tax-equivalent adjustments are deducted from tax-equivalent net interest income to agree to amounts reported in the consolidated statements of net income. For the years ended December 31, 2014 and 2013, yields on loans before tax-equivalent adjustments were 4.28% and 4.44%, respectively, yields on securities and certificates of deposit before tax-equivalent adjustments were 2.18% and 2.42%, respectively, and yield on total interest-earning assets before tax-equivalent adjustments were 3.79% and 4.00%, respectively. Interest rate spread before tax-equivalent adjustments for the years ended December 31, 2014 and 2013 was 2.88% and 3.00%, respectively, while net interest margin before tax-equivalent adjustments for the years ended December 31, 2014 and 2013 was 3.08% and 3.15%, respectively.
(2)	Loans on non-accrual status are included in average balances.
(3)	Includes Federal Home Loan Bank stock and associated dividends.
(4)	Interest rate spread represents the difference between the tax-equivalent yield on interest-earning assets and the cost of interest-bearing liabilities.
(5)	Net interest margin represents net interest income (tax-equivalent basis) divided by average interest-earning assets.

MERIDIAN BANCORP, INC. AND SUBSIDIARIES

Selected Financial Highlights

(Unaudited)

	At or For the Three Months Ended December 31,		At or For the Years Ended December 31,
	2014	2013	2014	2013
Key Performance Ratios
Return on average assets (1)	0.75%	0.60%	0.75%	0.62%
Return on average equity (1)	4.19	6.49	5.69	6.39
Stockholders’ equity to total assets	17.62	9.29	17.62	9.29
Interest rate spread (1) (2)	2.91	3.05	3.00	3.08
Net interest margin (1) (3)	3.13	3.20	3.19	3.23
Non-interest expense to average assets (1)	2.11	2.56	2.26	2.58
Efficiency ratio (4)	65.21	74.45	68.84	76.04

	December 31, 2014	December 31, 2013 (5)

Asset Quality Ratios
Allowance for loan losses/total loans	1.06%	1.11%
Allowance for loan losses/non-accrual loans	90.35	61.00
Non-accrual loans/total loans	1.18	1.81
Non-accrual loans/total assets	0.96	1.55
Non-performing assets/total assets	0.99	1.60

Share Related
Book value per share	$10.56	$4.58
Tangible book value per share	$10.31	$4.33
Market value per share	$11.22	$9.22
Shares outstanding	54,708,066	54,406,335

(1)	Annualized.
(2)	Interest rate spread represents the difference between the tax-equivalent yield on interest-earning assets and the cost of interest-bearing liabilities.
(3)	Net interest margin represents net interest income (tax-equivalent basis) divided by average interest-earning assets.
(4)	The efficiency ratio represents non-interest expense divided by the sum of net interest income and non-interest income excluding gains or losses on securities.
(5)	Share and per share amounts related to periods prior to the date of completion of the Conversion (July 28, 2014) have been restated to give retroactive recognition to the exchange ratio applied in the Conversion (2.4484-to-one).